Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     These Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared from the Consolidated Financial Statements of Waste Services, Inc. and the Financial Statements of the Miami-Dade County Operations (a division of Republic Services of Florida, a Limited Partnership), which is a subsidiary of Republic Services, Inc. You should read these Unaudited Pro Forma Condensed Consolidated Financial Statements in conjunction with the audited Consolidated Financial Statements of Waste Services, Inc. and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report for 2008 on Form 10-K filed on February 26, 2009, as well as our interim report on Form 10-Q for the quarter ended September 30, 2009, filed on October 29, 2009. These Unaudited Pro Forma Condensed Consolidated Financial Statements should also be read with the Financial Statements of the Miami-Dade County Operations (a division of Republic Services of Florida, a Limited Partnership) as of and for the nine months ended September 30, 2009 and as of and for the year ended December 31, 2008, which are included elsewhere in this filing.
     In October 2009, we acquired Republic Services’ operations in Miami-Dade County, Florida (the “Miami-Dade County Operations”) for $32.0 million in cash plus an adjustment for working capital. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 have been prepared on a basis to reflect the following events as if each event occurred as of January 1, 2008:
•	Acquisition of the Miami-Dade County Operations.

•	Additional draw on our credit facility and the associated interest.

•	Tax effects of the foregoing events.
     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2009 has been prepared on a basis to reflect the acquisition of the Miami-Dade County Operations as if the acquisition had occurred as of September 30, 2009.
     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.
     The Unaudited Pro Forma Condensed Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.

WASTE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
For the Nine Months Ended September 30, 2009

		Miami-Dade County
	Actual	Operations	Adjustments		Pro Forma
Revenue	$315,738	$15,073	$—		$330,811
Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	203,896	9,999	—		213,895
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	39,034	1,735	—		40,769
Impairment of goodwill and other assets	—	16,699	—		16,699
Depreciation, depletion and amortization	32,016	678	993	(a)	33,687
Gain on sale of property and equipment, foreign exchange and other	(2,533)	—	—		(2,533)

Income (loss) from operations	43,325	(14,038)	(993)		28,294
Interest expense	22,418	1,356	(1,356	) (b)	23,424
			1,006	(b)

Change in fair value of warrants	(2,103)	—	—		(2,103)

Income (loss) from continuing operations before income taxes	23,010	(15,394)	(643)		6,973
Income tax provision (benefit)	8,837	(2,847)	2,847	(c)	9,217
			380	(c)

Net income (loss) from continuing operations	$14,173	$(12,547)	$(3,870)		$(2,244)

Basic and diluted income (loss) per share — continuing operations	$0.31				$(0.05)

Weighted average common shares outstanding —
Basic	46,206				46,206

Diluted	46,231				46,231

WASTE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
For the Year Ended December 31, 2008

		Miami-Dade County
	Actual	Operations	Adjustments		Pro Forma
Revenue	$473,029	$21,635	$—		$494,664
Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	309,121	15,356	—		324,477
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	66,474	2,336	—		68,810
Landfill development project costs	10,267	—	—		10,267
Depreciation, depletion and amortization	45,348	941	1,301	(a)	47,590
Foreign exchange gain and other	160	(65)	—		95

Income from operations	41,659	3,067	(1,301)		43,425
Interest expense	37,432	1,968	(1,968	) (b)	39,461
			2,029	(b)

Income from continuing operations before income taxes	4,227	1,099	(1,362)		3,964
Income tax provision	6,183	424	(424	) (c)	6,689
			506	(c)

Net income (loss) from continuing operations	$(1,956)	$675	$(1,444)		$(2,725)

Basic and diluted loss per share — continuing operations	$(0.04)				$(0.06)

Weighted average common shares outstanding — basic and diluted	46,079				46,079

WASTE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
As of September 30, 2009

		Miami-Dade County
	Actual	Operations	Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$3,209	$43	$(43	) (d)	$3,209
Accounts receivable	57,585	2,278	22	(e)	59,885
Prepaid expenses and other current assets	9,754	200	(44	) (e)	9,910

Total current assets	70,548	2,521	(65)		73,004

Property and equipment, net	199,540	6,503	(39	) (e)	206,004
Landfill sites, net	196,349	—	—		196,349
Goodwill and other intangible assets, net	393,514	19,218	6,300	(e)	419,032
Other assets	10,841	—	—		10,841

Total assets	$870,792	$28,242	$6,196		$905,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,100	$628	$(603	) (d)	$24,125
Accrued expenses and other current liabilities	57,220	2,754	(1,070	) (d)	58,904
Short-term financing and current portion of long-term debt	17,750	—	—		17,750

Total current liabilities	99,070	3,382	(1,673)		100,779

Long-term debt	355,529	—	32,729	(e)	388,258
Deferred income taxes	38,100	—	—		38,100
Accrued closure, post closure and other obligations	21,361	—	—		21,361

Total liabilities	514,060	3,382	31,056		548,498

Shareholders’ equity:
Common stock	462	—	—		462
Additional paid-in capital and other equity	501,200	24,860	(24,860	) (e)	501,200
Accumulated other comprehensive income	46,102	—	—		46,102
Accumulated deficit	(191,032)	—	—		(191,032)

Total shareholders’ equity	356,732	24,860	(24,860)		356,732

Total liabilities and shareholders’ equity	$870,792	$28,242	$6,196		$905,230

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands, except percentage data)
     The following table reflects the preliminary allocation of purchase price for the Miami-Dade County Operations based upon a preliminary estimate of the fair value of assets being acquired and liabilities being assumed by us as follows:

Purchase price:
Cash paid	$32,729

Allocated as follows:
Accounts receivable	2,300
Prepaid expenses and other current assets	156
Property and equipment	6,464
Intangible assets other than goodwill	6,300
Accounts payable	(25)
Accrued expenses and other current liabilities	(1,684)

Fair value of net assets acquired	$13,511

Goodwill allocation	$19,218

     The allocation of purchase price is considered preliminary until we have acquired all necessary information to finalize the allocation of purchase price. Although the time required to obtain all the necessary information will vary, the “allocation period” for finalizing purchase price allocations does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods.
     The following notes describe the pro forma adjustments reflected in, and form an integral part of, the Unaudited Pro Forma Condensed Consolidated Financial Statements.
a)	Reflects the amortization of intangible assets exclusive of goodwill, based on an estimate of intangible values. These intangible assets represent customer relationships and are amortized on a declining balance basis over the life of the expected benefit to be received by such intangibles, which is approximately ten years. Amortization for the nine months ended September 30, 2009 and year ended December 31, 2008 is $1.0 million and $1.3 million, respectively.

b)	Reflects the elimination of $1.4 million and $2.0 million of interest expense recognized by the Miami-Dade County Operations for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. This interest was charged to the Miami-Dade County Operations from Republic Services, Inc.

Also reflects interest expense of $1.0 million and $2.0 million for the nine months ended September 30, 2009 and year ended December 31, 2008, respectively, related to the draw on our credit facility used to fund the acquisition of the Miami-Dade County Operations. The rates used in the pro forma adjustment for the nine months ended September 30, 2009 and year ended December 31, 2008 were 4.1% and 6.2%, respectively, which were the average rates in effect on our credit facilities for such periods.

We are exposed to variable interest rates under our credit facility, based on a spread over base rate or Eurodollar loans as defined. A 12.5 basis point increase in base interest rates would increase interest expense by less than $0.1 million for the nine months ended September 30, 2009 and year ended December 31, 2008.

c)	Reflects the elimination of the income tax provision (benefit) recognized by the Miami-Dade County Operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 of $(2.8) million and $0.4 million, respectively.

Also reflects the provision for deferred taxes at the statutory rate for the temporary differences related to amortizing goodwill, which is amortized over a period of fifteen years for income tax purposes. We have not assumed any additional benefit of the tax losses attributable to the pro forma adjustments because we do not expect to benefit from such losses at this time.

d)	Reflects the elimination of assets not acquired and liabilities not assumed as part of the acquisition of the Miami-Dade County Operations. Liabilities not assumed primarily relate to payroll and related benefits, accounts payable and certain other accrued expenses.

e)	Reflects the payment of the purchase price for the Miami-Dade County Operations and the preliminary allocation of the purchase price for the fair value of assets acquired and liabilities assumed.
     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable, and may be revised as additional information becomes available. The Unaudited Pro Forma Condensed Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the transactions and events described been completed as of the dates or as of the beginning of the periods indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.